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                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of an aggregate of 5,000,000 Ordinary Shares which will be represented by American Depositary Receipts pertaining to the 1994 Share Option Plan and 1996 Supplemental Stock Plan of SmartForce PLC (the "Company") of our reports dated January 18, 2000 with respect to the consolidated financial statements and schedule of SmartForce PLC included in the Company's Annual Report, as amended, on Form 10-K/A, for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

ERNST & YOUNG

Dublin, Ireland



September 25, 2000